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                                                                       EXHIBIT 5

                                August 25, 1994

California Water Service Company
1720 North First Street
San Jose, CA 95112

            CALIFORNIA WATER SERVICE COMPANY REGISTRATION STATEMENT

Ladies and Gentlemen:

     We have acted as counsel for California Water Service Company, a California corporation (the "Company"), in connection with the Registration Statement on Form S-3 filed by the Company under the Securities Act of 1933, as amended, relating to the registration of 600,000 shares of the Company's Common Stock, no par value (the "Shares") which are expected to be issued in accordance with the terms of the Prospectus included in the Registration Statement.

     We are of the opinion that the Shares have been duly authorized and, when sold pursuant to the terms described in the Registration Statement and in conformity with applicable state securities laws, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                          Very truly yours,

                                          McCutchen, Doyle, Brown & Enersen

                                          By           THOMAS G. REDDY
                                                    A Member of the Firm